Execution Copy

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) dated effective as of December 14, 2010 (the “Effective Date”), is by and among Synergy Resources LLC, a Colorado limited liability company (“Synergy”), American Eagle Energy Inc., a Nevada corporation (“AMZG”), Bradley Colby (“Colby”), Thomas Lantz (“Lantz”), Steve Swanson (“Swanson”) and Richard Findley (“Findley”).  Lantz, Swanson and Findley are collectively referred to herein as the “Synergy Members.”

WHEREAS, AMZG is an oil and gas company formed to engage in the acquisition, exploration and development of natural resource properties;

WHEREAS, Synergy has been providing consulting services to AMZG with respect to certain rights and interests then owned directly or indirectly by AMZG in properties having prospects of exploration with the potential to yield oil in economically viable, commercial quantities;

WHEREAS, Synergy has no contractual or legal obligation (i) to identify or locate for or on behalf of AMZG any properties that have prospects of exploration with the potential to yield oil in economically viable, commercial quantities, (ii) to assist AMZG with the acquisition of any such properties or (iii) to contribute, transfer or assign to AMZG any rights and interests owned by Synergy in any such properties;

WHEREAS, Synergy directly or indirectly owns certain rights and interests in properties that have prospects of exploration with the potential to yield oil in economically viable, commercial quantities (the “Tangible Rights”);

WHEREAS, neither Findley, who serves as the President, Chief Financial Officer, Secretary, Treasurer and as a Director of AMZG, nor Lantz, who serves as the Vice President of Operations of AMZG, is contractually or legally prohibited from identifying, locating, acquiring or assisting with the acquisition of, for or on behalf of themselves or other persons other than AMZG, properties that have prospects of exploration with the potential to yield oil in economically viable, commercial quantities;

WHEREAS, Synergy and/or the Synergy Members have developed and own certain intellectual property in respect of properties that have prospects of exploration with the potential to yield oil in economically viable, commercial quantities (the “Intangible Rights”; collectively, with the Tangible Rights, the “Rights”);

WHEREAS, Colby has assisted Synergy and the Synergy Members in the negotiations and closings of certain transactions relevant to the Tangible Rights;

WHEREAS, each of the Synergy Members and Colby has prospected for Synergy and/or provided Synergy with material advice, guidance, services or financing for the prospecting for, exploring for or developing of the Tangible Rights, including the seeking, finding, staking, exploring, developing or the financing of the undertaking therefor, and as a result thereof such Synergy Members and Colby have earned a beneficial interest in the Rights; and

WHEREAS, AMZG desires to acquire from Synergy and the Synergy Members, and Synergy and the Synergy Members desire to contribute to AMZG, all of the Rights other than the Excluded Interests (as defined in Section 1.2 below).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
CONTRIBUTION OF INTERESTS

Section 1.1         Contribution.  Effective as of the Effective Date, Synergy hereby contributes, conveys, transfers, assigns and delivers to AMZG, and AMZG hereby accepts and acquires from Synergy, all of the Interests (as defined in Section 1.2 below) other than the Excluded Interests.

Section 1.2         Description of Interests.  In this Agreement, the term “Interests” means all of the following (including all of the Rights referenced above), whether now or hereafter existing, less and except the Excluded Interests (whether presently held or hereafter acquired by Synergy):

(a)        any and all of Synergy’s right, title and interest in and to the prospect described in Exhibit A (the “Benrude Prospect”);

(b)        any and all of Synergy’s right, title and interest in and to the project described in Exhibit B (the “Glacier Project”);

(c)        any and all of Synergy’s right, title and interest in and to the project described in Exhibit C (the “Elm Coulee Project”);

(d)        any and all of Synergy’s right, title and interest in and to the prospects described in Exhibit D (the “Saskatchewan Prospects”; collectively with the Benrude Prospect, the Glacier Project, and the Elm Coulee Project, the “Prospects/Projects”);

(e)        (i) any and all of Synergy’s rights, privileges, benefits and powers with respect to the use and occupation of the surface of any lands (collectively, the “Lands”) that may be necessary, convenient or incidental to the exercise, possession and enjoyment of Synergy’s rights and interests with respect to any of the Prospects/Projects, (ii) all of Synergy’s rights in respect of any pooled or unitized acreage located in whole or in part within the Lands by virtue of Synergy’s rights and interests with respect to any of the Prospects/Projects, including rights to production from any pool or unit, (iii) all of Synergy’s rights to obtain, or otherwise earn interests with respect to any of the Prospects/Projects, no matter how earned, and (iv) all tenements, hereditaments and appurtenances belonging to any of the foregoing;

(f)         any and all of Synergy’s right, title and interest in and to the oil and gas wells comprising any part of any of the Prospects/Projects, whether or not described in any Exhibit hereto (collectively, the “Wells”);

(g)        any and all of Synergy’s rights, obligations and interests in and under all contracts and agreements, whether written or oral and whether valid and binding on the Effective Date or entered into after the Effective Date, relating to any of the Prospects/Projects, whether or not described in any Exhibit hereto (collectively, the “Contracts”);

(h)        any and all of Synergy’s books, records, electronic data, electronic documents, files, muniments of title, reports and similar documents and materials, including development plans and permits, lease records, well records, division order records, well files, title records, production records, expense records, contracts and contract files, correspondence, engineering, geological and geophysical data, and any other information of any kind, in each case relating to any of the Prospects/Projects, including the ownership, exploration, development, operation or production thereof or therefrom (collectively, the “Records”);

(i)         any and all of Synergy’s right, title and interest in and to any easements, licenses, authorizations, permits (only to the extent such permits are assignable) and similar rights and interests of Synergy applicable or pertinent to, and otherwise necessary for, the ownership, development, exploration and/or operation of the Wells or other portions of any of the Prospects/Projects; and

(j)         any and all intellectual, industrial and/or proprietary rights and interests of Synergy applicable or pertinent to, and otherwise necessary for, the ownership, development, exploration and/or operation of the Wells or other portions of any of the Prospects/Projects, including all of the following (collectively, the “IP”): (i) trade secrets, confidential or proprietary information and know-how, including algorithms, schematics, software, computer programs, developments, work product, ideas, processes, procedures, maps, graphs, drawings, reports, analyses, tools, inventions, invention disclosures, engineering orders, chemical compositions, databases and data collections, formulae, diaries, notebooks, test results, business methods, business plans and proposals, information regarding actual or prospective landowners, lessors or other third parties with whom Synergy had had or may have business dealings, discs, drives and tapes and all information, however recorded or stored; and (ii) any similar, corresponding or equivalent rights to any of the foregoing.

The parties agree that the “Interests” shall also include any legal or beneficial rights of any of the Synergy Members or Colby in any of the foregoing interests described in clauses (a) through (j), other than any legal or beneficial rights of any of the Synergy Members or Colby in the Excluded Interests.  AMZG shall be entitled to receive and shall receive any rights, title and interest (other than the Excluded Interests) of the type described in the foregoing clauses (a) through (j) acquired by or on behalf of Synergy, any of the Synergy Members, or Colby after the Effective Date.  Synergy, any of the Synergy Members, or Colby, as the case may be, shall hold any such after-acquired interest and all proceeds thereof (other than the Excluded Interests) in trust for the sole use and benefit of AMZG and shall cause such interest to be transferred, free and clear of any encumbrance, to AMZG.

The “Excluded Interests” means Synergy’s right, title and interest (whether presently held or hereafter acquired) in existing and future royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by, or payable out of production in respect of each of the Prospects/Projects other than the Elm Coulee Project. The Excluded Interests in respect of each of the Prospects/Projects other than the Elm Coulee Project shall be equal to the greater of (i) a 1.5% net revenue interest in each such Prospect/Project and (ii) the difference, expressed as a percentage, between (A) any lessor’s, landowner’s or other third party’s right, title or interest, expressed as a percentage, in any royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by, or payable out of production in respect of any such Prospect/Project, and (B) a 20% net revenue interest in each such Prospect/Project.  For the avoidance of doubt, the parties acknowledge and agree that (i) the Excluded Interests shall apply to any and all existing and future production in respect of each of the Prospects/Projects other than the Elm Coulee Project, (ii) all Excluded Interests are retained by Synergy and are excluded from the contribution contemplated by Section 1.1 of this Agreement and (iii) the Interests contributed to AMZG pursuant to this Agreement are net of all such Excluded Interests.

Section 1.3         Assumed Liabilities.  Effective as of the Effective Date, AMZG hereby assumes and agrees to pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations of Synergy accruing or relating to the Interests, including all obligations arising under the Contracts (collectively, the “Assumed Liabilities”).

Section 1.4         Indemnification and Release.  AMZG hereby agrees to release, defend, indemnify, save and hold harmless Synergy, the Synergy Members, and Colby and their respective successors, assigns and heirs (collectively, the “Indemnitees”) from and against any and all Losses incurred by the Indemnitees as a result of, arising out of, or related to, (i) the Assumed Liabilities, (ii) the ownership, development, exploration or operation of the Interests or (iii) any environmental matter relating to or affecting the Interests, whether the matters giving rise to such Losses arose before or arise after the Effective Date.  For purposes of this Agreement, “Losses” shall mean all claims, damages, liabilities, causes of actions, costs and expenses of the Indemnitees.

ARTICLE II
CONSIDERATION

Section 2.1         Options.  In connection with the contribution of the Interests as described in Section 1.1, AMZG, pursuant to a stock option agreement to be provided to each Synergy Member and Colby, not later than December 31, 2010, and to be effective upon such delivery (collectively, the “Stock Option Agreements”), shall grant the following options (collectively, the “Options”) to purchase such number of shares of AMZG’s common stock as follows (collectively, the “Optioned Shares”):

Individual:	Optioned Shares:

Bradley Colby:	267,730
Thomas Lantz:	803,191
Steve Swanson:	1,070,921
Richard Findley:	1,070,921

Section 2.2         Non-Qualified Stock Options.  The Options are intended to be non-statutory, non-qualified stock options that do not qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended.

Section 2.3          Exercise Price.  Subject to the provisions of the Stock Option Agreements, the exercise price for each Optioned Share shall be forty US Cents (USD$0.40).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1          Representations and Warranties of Synergy.  Synergy hereby represents and warrants to AMZG as follows:

(a)         Existence and Good Standing.  Synergy is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Synergy has the power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

(b)         Authorization.  The execution and delivery of this Agreement by Synergy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action.

(c)        Brokers’ Fees.  Synergy is not a party to, or in any way obligated under, nor does Synergy have any knowledge of, any contract or outstanding claim for the payment of any broker’s, marketer’s or finder’s fee in connection with the origin, negotiation, execution or performance this Agreement for which AMZG could be held responsible.

(d)        Non-Contravention.  The execution, delivery and performance of this Agreement by Synergy will not: (i) conflict with or result in a violation under any provision of Synergy’s governing documents; (ii) conflict with or result in a violation of any provision of, or constitute a default under, any contract or agreement or any bank loan, indenture or credit agreement to which Synergy is a party or by which any of its properties or assets are bound; (iii) violate any applicable law binding upon Synergy; (iv) violate any applicable order, writ, judgment or decree of any governmental entity binding upon Synergy; or (v) result in the creation of any encumbrance on any of the Interests.

(e)        Approvals.  No authorization, consent or approval of, or filing with, any governmental entity is required to be obtained or made by Synergy for the execution and delivery by Synergy of this Agreement and the consummation by Synergy of the transactions contemplated hereunder.

(f)         Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Synergy.  This Agreement constitutes the legal, valid and binding obligation of Synergy enforceable in accordance with its terms, subject, however, to:  (i) the effects of bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally; and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(g)        Proceedings.  To Synergy’s knowledge, Synergy has not received written notice of any pending or threatened third-party claims, disputes or litigation (collectively, the “Proceedings”) before any court or governmental entity involving Synergy and the Interests that if adversely determined would, individually or in the aggregate, have a material adverse effect on the Interests or which would materially affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  There are no bankruptcy, reorganization or arrangement Proceedings pending or, to Synergy’s knowledge, threatened against Synergy or currently being contemplated by Synergy.

(h)        No Encumbrances.  To Synergy’s knowledge, none of the Interests is subject to any encumbrance other than (i) the Assumed Liabilities, (ii) the Excluded Interests and (iii) any preferential rights to purchase held by third parties and affecting any portions of the Interests.

(i)         Effectiveness of Contracts.  To Synergy’s Knowledge, the Contracts (other than the Contracts entered into after the Effective Date) are in full force and effect and valid, and Synergy is not in breach of any such Contract.

(j)         Royalty.  To Synergy’s knowledge, no royalties or other payments are currently due on any of the Interests.

(k)        Environmental Violations. Synergy has received no written notice of any violations of environmental laws with respect to the Interests.

Section 3.2         Representations and Warranties of AMZG.  AMZG represents and warrants to Synergy as follows:

(a)        Existence and Good Standing.  AMZG is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  AMZG has the power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

(b)        Authorization.  The execution and delivery of this Agreement by AMZG and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of AMZG.

(c)        Broker’s Fees.  AMZG is not a party to, or in any way obligated under, nor does AMZG have any knowledge of, any contract or outstanding claim for the payment of any broker’s, marketer’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement for which Synergy could be held responsible.

(d)        Non-Contravention.  The execution, delivery and performance of this Agreement by AMZG will not: (i) conflict with or result in a violation under any provision of AMZG’s governing documents; (ii) conflict with or result in a violation of any provision of, or constitute a default under, any material contract or agreement or any bank loan, indenture or credit agreement to which AMZG is a party or by which any of its properties or assets are bound; (iii) violate any applicable law binding upon AMZG; or (iv) violate any applicable order, writ, judgment or decree of any governmental entity binding upon AMZG.

(e)        Approvals.  No authorization, consent or approval of, or filing with, any governmental entity is required to be obtained or made by AMZG for the execution and delivery by AMZG of this Agreement and the consummation by AMZG of the transactions contemplated hereunder.

(f)         Valid and Binding Agreement.  This Agreement has been duly executed and delivered by AMZG.  This Agreement constitutes the legal, valid and binding obligation of AMZG enforceable in accordance with its terms, subject, however, to:  (i) the effects of bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally; and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(g)        Proceedings.  To AMZG’s knowledge, AMZG has not received written notice of any pending or threatened Proceedings before any court or governmental entity involving AMZG that if adversely determined would, individually or in the aggregate, have a material adverse effect on the Interests or which would materially affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  There are no bankruptcy, reorganization or arrangement Proceedings pending or, to the AMZG’s knowledge, threatened against AMZG or currently being contemplated by AMZG.

(h)        Independent Evaluation.  By reason of AMZG’s knowledge and experience in the evaluation, acquisition, exploration and operation of oil and gas properties, AMZG has evaluated the merits and risks of acquiring the Interests and has formed an opinion based solely upon AMZG’s knowledge and experience and not upon any representations by Synergy (other than the specific representations of Synergy set forth in Section 3.1).

Section 3.3         Representations and Warranties of Synergy Members and Colby.  Each of the Synergy Members and Colby severally, and not jointly, represents and warrants to AMZG as follows:

(a)        Power and Authority.  Such party has full capacity, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.

(b)        Broker’s Fees.  Such party is not a party to, or in any way obligated under, nor does such party have any knowledge of, any contract or outstanding claim for the payment of any broker’s, marketer’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement for which AMZG could be held responsible.

(c)        Non-Contravention.  The execution, delivery and performance of this Agreement by such party will not: (i) conflict with or result in a violation of any provision of, or constitute a default under, any contract or agreement or any bank loan, indenture or credit agreement to which such party is a party or by which any of his properties or assets are bound; (iii) violate any applicable law binding upon such party; or (iv) violate any applicable order, writ, judgment or decree of any governmental entity binding upon such party.

(d)        Approvals.  No authorization, consent or approval of, or filing with, any governmental entity is required to be obtained or made by Synergy for the execution and delivery by Synergy of this Agreement and the consummation by Synergy of the transactions contemplated hereunder.

(e)        Valid and Binding Agreement.  This Agreement has been duly executed and delivered by such party.  This Agreement constitutes the legal, valid and binding obligation of such party enforceable in accordance with its terms, subject, however, to:  (i) the effects of bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally; and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(f)         Proceedings.  To such party’s knowledge, such party has not received written notice of any Proceedings before any court or governmental entity involving such party and the Interests that if adversely determined would, individually or in the aggregate, have a material adverse effect on the Interests or which would materially affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  There are no bankruptcy, reorganization or arrangement Proceedings pending or, to such party’s knowledge, threatened against such party or currently being contemplated by such party.

(g)        Securities Laws.  Such party is acquiring the Option for his own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933, as amended (and the rules and regulations promulgated thereunder or pertaining thereto) or a distribution thereof in violation of any applicable securities laws.

(h)        Accredited Investor.  Such party is knowledgeable and experienced in finance, securities and investments and has had sufficient experience analyzing and investing in securities similar to the Options and the Optioned Shares, so as to be capable of evaluating the merits and risks of an investment in the Options and the Optioned Shares.  Such party is familiar with Regulation D promulgated under the Securities Act of 1933, as amended; such party is an “accredited investor” as defined in Rule 501(a) of such Regulation D; and such party is able to bear the economic risk of an investment in the Options and the Optioned Shares.

ARTICLE IV
MISCELLANEOUS MATTERS

Section 4.1         Further Assurances.  The parties shall execute and deliver, from time to time, such further instruments and other documents and take such other and further actions as may be reasonably necessary to more fully and effectively convey, transfer, assign and deliver the Interests to Buyer.

Section 4.2         The Parties Shall Bear Own Expenses; No Special Damages.  Except as specifically provided for herein, each party shall bear and pay all expenses (including legal fees) incurred by it in connection with the transactions contemplated by this Agreement.  Notwithstanding anything herein to the contrary, no party shall have any obligations with respect to this Agreement, or otherwise in connection herewith, for any special, consequential or punitive damages.

Section 4.3         No Sales Taxes.  No sales, transfer or similar tax will be collected from AMZG in connection with this transaction.  If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, AMZG agrees to be solely responsible for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction and AMZG shall remit such taxes at that time.  The parties agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

Section 4.4         Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter.

Section 4.5         Amendments and Waivers.  This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

Section 4.6         Choice of Law, etc.  This Agreement and the legal relations among the parties shall be governed and construed in accordance with the laws of the State of Colorado, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.  All of the parties hereto consent to the exercise of jurisdiction in personam by the courts of the State of Colorado for any action arising out of this Agreement.  All actions or proceedings arising directly or indirectly in connection with this Agreement shall be exclusively litigated in courts sitting in Denver County, Colorado.  Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

Section 4.7          Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, assigns and heirs.

Section 4.8         Counterpart Execution, Fax Execution.  This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one Agreement.  It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto.  This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 4.9          References, Titles and Construction.

(a)         All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b)        Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c)        The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d)        Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e)        The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(f)         The Exhibits referred to herein are attached hereto and made a part hereof.  Each such Exhibit is incorporated herein by reference for all purposes, and references to this Agreement shall also include such Exhibit unless the context in which used shall otherwise require.

Section 4.10       Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SYNERGY RESOURCES LLC		AMERICAN EAGLE ENERGY INC.

By:	/s/ Steve Swanson	By:	/s/ Richard Findley
Name:	Steve Swanson		Richard Findley, President
Title:	Manager

/s/ Bradley Colby
Bradley Colby

/s/ Thomas Lantz
Thomas Lantz

/s/ Steve Swanson
Steve Swanson

/s/ Richard Findley
Richard Findley

Execution Copy

EXHIBIT A

Benrude Prospect

The Benrude Prospect consists of approximately 760 acres in Roosevelt County, Montana in the Williston Basin. The Interests in respect of the Benrude Project include, without limitation of Section 1.2 of the Agreement, all of Synergy’s right, title and interest (other than the Excluded Interests), including all of its Records, IP and rights under Contracts, in or related to a development well in this area proposed to be located at Township 31 Range 37E Section 34 Roosevelt County, Montana. The primary objective is the Nisku Formation at a depth of 7600 feet.

Execution Copy

EXHIBIT B

Glacier Project

The Glacier Project is located in Glacier and Toole Counties, Montana.  The primary objectives include the Mississippian Banff, Bakken Middle Member and Devonian Three Forks Formations, which, together, comprise the “Bakken Source System”.  The Glacier Project includes three prospective areas, identified as the “Bakken Basin Facies”, “Bakken Northern Dome Facies” and the “Southern Dome Facies”, and the Interests in respect thereof include, without limitation of Section 1.2 of the Agreement, all of Synergy’s right, title and interest (other than the Excluded Interests), including all of its Records, IP and rights under Contracts, in these areas, with some of such rights described in more detail below.

In the Bakken Basin Facies area, the Interests include any of Synergy’s rights in the Bakken and deeper rights in approximately 10,000 acres located primarily in Township 32 North, Ranges 5-6 West.

In the Bakken Northern Dome Facies area and the Southern Dome Facies area, the Interests include Synergy’s right to acquire a third party’s right, title and interest in and to the oil and gas leases and contract rights of such third party in all depths of approximately 49,900 acres located in Toole County, Montana.

The Interests also include any of Synergy’s rights in approximately 15,000 acres in the Bakken Northern Dome Facies area and the Southern Dome Facies area covering lands within the two-township prospect area in Toole County, Montana described as follows:

The N/2 of Township 34 North, Range 1 West
The N/2 of Township 34 North, Range 2 West
The S/2 of Township 35 North, Range 1 West
The S/2 of Township 35 North, Range 2 West

Execution Copy

EXHIBIT C

Elm Coulee Project

The Elm Coulee Project is located in Richland County, Montana and the Interests in respect thereof include, without limitation of Section 1.2 of the Agreement, all of Synergy’s right, title and interest, including all of its Records, IP and rights under Contracts, in or relating to producing leases in a portion of the Elm Coulee Field.

Execution Copy

EXHIBIT D

Saskatchewan Prospects

The Minton, Oungre and Lake Alma Prospects, identified collectively as the “Saskatchewan Prospects”, are three distinct Bakken Source System exploration prospects located in Southeast Saskatchewan, Canada.  The Interests in respect of the Saskatchewan Prospects include, without limitation of Section 1.2 of the Agreement, all of Synergy’s Records and IP relating to the following lands in the Saskatchewan Prospects area:

Minton Prospect: Sec. 1 -12, 15-22 T3-R21W2
Oungre Prospect: S/2 T1-R13W2
Lake Alma Prospect: S/2 T3-R17W2, N/2 T2-R17W2